SEPARATION AGREEMENT



         This Separation Agreement (this "Separation Agreement") is made and entered into as of the 3rd day of September, 2002, by and between General Physics Corporation ("General Physics"), a Delaware corporation with offices at 9 West 57th Street, New York, New York 10019, and John C. McAuliffe ("McAuliffe"), who resides at 4035 Log Trail Way, Reisterstown, Maryland 21136.

         WHEREAS, McAuliffe was employed by General Physics pursuant to the terms of an Employment Agreement, dated as of July 1, 1999 (the Employment Agreement"); and

         WHEREAS, General Physics and McAuliffe have agreed that it is in their mutual interest for McAuliffe's employment with General Physics to terminate effective upon his execution of this Agreement and for General Physics to engage McAuliffe on a consulting basis for a period of six months in order to provide for an orderly transition of McAuliffe's duties and responsibilities; and

         WHEREAS, the parties have reached certain mutual agreements and understandings with respect to the termination of McAuliffe's employment with General Physics, the termination of the Employment Agreement, and their desire to settle claims, disputes and obligations relating to McAuliffe's employment with General Physics and the termination thereof.

         NOW, THEREFORE, IT IS HEREBY AGREED THAT:

     1. Termination of Employment. McAuliffe's employment with General Physics shall terminate effective upon the date of his execution of this Separation Agreement (the "Execution Date"). In addition, McAuliffe hereby resigns as a director of General Physics, effective upon the Execution Date. The parties agree that McAuliffe's termination from General Physics was pursuant to their mutual agreement, subject to the promises contained in this Separation Agreement.


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     2. Termination of Employment Agreement. The parties agree that the
Employment Agreement is hereby terminated in its entirety and shall be of no further force or effect.

     3. Consultancy, Non-Competition and Non-Solicitation of Employees.

(a) General Physics shall engage McAuliffe as a consultant for the six-month period commencing on the Execution Date (the "Consultancy Period"). During the Consultancy Period and subject to his availability, McAuliffe shall perform services to General Physics, on an as needed basis, to assist it with the transition of his former job duties and responsibilities. McAuliffe agrees to make himself reasonably available for these purposes.

(b) Subsequent to the Consultancy Period and subject to his availability, McAuliffe agrees to promptly answer any questions which may arise and provide any necessary information to General Physics in connection with any of his former job duties or responsibilities. McAuliffe agrees to make himself reasonably available for these purposes.

 (c) During the Consultancy Period, McAuliffe shall not (i) compete with or be engaged in the same business as General Physics or any of its subsidiaries (collectively, the "Company") or (ii) be employed by, or act as consultant or lender to, or be a director, officer, employee, member, owner, or partner of, any business or organization which, during the period McAuliffe was employed by General Physics and throughout the Consultancy Period, directly or indirectly competes with or is engaged in the same business as the Company, except that in each case the provisions of this Section 3(c) will not be deemed breached merely because McAuliffe owns not more than 1% of the outstanding common stock of a corporation if, at the time of its acquisition by McAuliffe, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.


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 (d)     During the three-year period commencing on the Execution Date,
         McAuliffe shall not (i) solicit the employment of any person employed by the Company on or after the Execution Date or during the six-month period immediately preceding the Execution Date (a "Restricted Person"), during the period that such person is employed by the Company and the six-month period after such person has ceased to be employed by the Company, (ii) encourage any employee of the Company to leave the employment of the Company, or (iii) disclose the name of or information pertaining to any Restricted Person to any potential new employer, including without limitation any new employer, partner, business associate or business contact of McAuliffe; provided that this Section 3(d) shall not be deemed breached with respect to any person unless McAuliffe knew or through the exercise of reasonable diligence should have known that such person was a Restricted Person. This provision shall not bar a new employer, partner, business associate or business contact of McAuliffe from hiring a Restricted Person, or McAuliffe from being involved in the hiring process, provided in each case that there has not been a breach of this Section 3(d).

 (e) McAuliffe acknowledges that his adherence to the provisions of Sections 3(c) and 3(d) is a material part of the terms of this Separation Agreement and breach by McAuliffe would cause the Company irreparable harm for which there is no adequate remedy at law. Accordingly, if McAuliffe should breach the provisions of Section 3(c) or 3(d), the Company shall be entitled to injunctive relief, without the posting of a bond, as well as actual damages sustained by the Company, if any, as a result of such breach.


 (f) To compensate McAuliffe for his services as set forth in Sections 3(a) and 3(b) and in consideration for McAuliffe's agreement to the provisions of Sections 3(c) and 3(d), General Physics shall pay McAuliffe the sum of $350,000, payable as follows: (i) $300,000, in equal installments over the course of the Consultancy Period on General Physics' regular payroll dates for its executives and (ii) $50,000, on the date three years after the Execution Date. General Physics shall not withhold taxes from such payments and shall issue McAuliffe IRS Form 1099 for the same. McAuliffe shall be solely responsible for all taxes due thereon and agrees to indemnify and hold General Physics harmless for any taxes due and owing on such payments.


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     4. Severance Pay. General Physics shall provide McAuliffe with severance pay in the sum of $1,200,000, payable in equal installments on each of the following dates: (i) the Effective Date (as defined in Section 19(e)); (ii) six months after the Execution Date; and (iii) January 2, 2004. Each severance payment shall be subject to applicable federal, state, local and other legally required withholdings and deductions.

     5. Failure to Pay. General Physics agrees that the timely payment of the sums set forth in Sections 3 and 4 is a material part of the terms of this Separation Agreement. If General Physics shall fail to pay any such sum when due, and such failure shall continue for a period of five business days after General Physics has received notice from McAuliffe setting forth the facts of such failure, all sums set forth in Sections 3 and 4 that are then unpaid shall be immediately due and payable, together with interest at the rate of 15% per annum from the due date to the date paid.

     6. Announcement. The parties agree that GP Strategies Corporation ("GPS"), the parent of General Physics, will issue the attached press release (the "Press Release") with respect to McAuliffe's employment termination and his transitional consultancy arrangement, and that all internal announcements made by General Physics will be consistent with the Press Release.

     7. Confidential Information. All confidential information relating to the business of the Company, the business of GPS or its other subsidiaries or affiliates (collectively, the "Parent"), or the business of any of their respective customers or suppliers which McAuliffe (a) learned in the course of his employment, (b) may obtain during the Consultancy Period, or (c) may have created or shall create on the Company's or the Parent's behalf, shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation at any time, except for the benefit of the Company or the Parent. On or before the Effective Date, McAuliffe shall return to General Physics all tangible evidence of such confidential information, including without limitation his business diaries; provided that McAuliffe shall be permitted to retain a copy of his business diaries, subject to the provisions of the first sentence of this Section 7. For the purpose hereof, the term "confidential information" shall not include information which (i) becomes generally available to the public other than as a result of disclosure by McAuliffe, (ii) was available to McAuliffe on a non-confidential basis prior to his employment with the Company or (iii) becomes available to McAuliffe on a non-confidential basis from a source other than the Company or any of its agents, provided that such source is not bound by a confidentiality obligation to the Company.


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     8. Patents. Any interest in patents, patent applications, inventions, copyrights, developments, processes, and other intellectual property ("Inventions") which McAuliffe now has or hereafter may have, as a result of his having been employed by or acting as a consultant to the Company, shall belong to the Company. McAuliffe shall forthwith, upon request of the Company, execute all such assignments and other documents and take all such other actions as the Company may reasonably request in order to vest in the Company all of his rights, title, and interest in and to the Inventions free and clear of all liens.

     9. Continuing Health Coverage. Should McAuliffe elect continuation health insurance coverage under COBRA, General Physics shall pay his COBRA premiums for his current family health coverage (or comparable coverage as the case may be) for the duration of the COBRA period and, thereafter until the third anniversary of the Execution Date, provide him with the same or comparable health coverage at its expense, provided that if McAuliffe becomes eligible to participate in a comparable health insurance plan of another employer, General Physics shall have the option to terminate his COBRA or other General Physics-provided coverage then in effect and, instead, reimburse McAuliffe for the share of the health insurance premiums for which he is charged by his new employer.

     10. Automobile. General Physics shall continue to make the lease payments on the car General Physics currently provides to McAuliffe, and shall pay McAuliffe a monthly allowance of $100 for gas and maintenance during the lease period. General Physics shall exercise the buy-out option at the end of the lease period and transfer title to the car to McAuliffe, free and clear of all liens.

     11. Life Insurance. For a period of three years from the Execution Date, General Physics shall continue to pay the premiums for the MetLife Flexible Premium Variable Life Insurance Policy currently provided to McAuliffe and paid for by General Physics, and shall assign (or, if assignment is not permitted, pay the cash value of) such policy to him at the end of such period

     12. Country Club Membership. For a period of three years from the Execution Date, General Physics shall continue to pay for McAuliffe's current country club membership.

     13. Stock Options. On the Effective Date, McAuliffe shall vest in all of his unvested stock options to purchase stock of GPS, Millennium Cell Inc. and Five Star Products, Inc. In lieu of paying the exercise price of such options in cash, McAuliffe shall have the right to surrender any or all of such options, prior to their respective original termination dates or any extensions thereof, in exchange for securities of the type issuable upon exercise of such options with a fair market value on the date of surrender equal to the amount, if any, by which (a) the fair market value on the date of surrender of the securities issuable upon exercise of the options surrendered exceeds (b) the aggregate exercise price of the options surrendered.

     14. Cooperation in Litigation. McAuliffe shall endeavor to make himself reasonably available and cooperate fully with the Company and the Parent and their respective counsel in the prosecution or defense of any legal proceedings in which the Company or the Parent is a party to the extent such legal proceedings involve claims which arose while McAuliffe was an employee of General Physics, including but not limited to the action entitled General Physics Corporation v. Electronic Data Systems Corporation (the "Action") and the arbitration entitled General Physics Corporation v. Electronic Data Systems Corporation (the "Arbitration"). Without limiting the generality of the foregoing, McAuliffe shall voluntarily appear in New York to give testimony in connection with the Action or the Arbitration if requested by General Physics or its counsel to do so. General Physics shall reimburse McAuliffe for his reasonable expenses incurred in connection with his fulfilling his obligations under this Section 14.

     15. Non-Disparagement. McAuliffe will not, whether directly or indirectly, make any disparaging remarks about the Company or the Parent or any current, former or future director, officer, trustee, employee, agent, attorney, successor or assign of the Company or the Parent, or make any statements inconsistent with the Press Release, except in each case as may be required by law. General Physics will not, and will undertake reasonable efforts to ensure that its directors, officers, affiliates, attorneys and senior managers do not, whether directly or indirectly, make any disparaging remarks about McAuliffe, or make any statements inconsistent with the Press Release, except in each case as may be required by law or stock exchange regulation.

     16. Benefits Not Otherwise Entitled To. McAuliffe acknowledges that the aggregate of the compensation and benefits provided to him in this Separation Agreement are above and beyond any benefits to which he is otherwise legally entitled.

     17. General Release by McAuliffe. McAuliffe agrees that, in consideration of this Separation Agreement, he releases and forever discharges the Company and the Parent and each of their respective current, former, and future directors, trustees, officers, employees, agents, attorneys, successors, and assigns (collectively, "Releasees") from all actions, causes of action, suits, debts, sums of money, covenants, agreements, promises, claims, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise (collectively, "Claims"), including, but not limited to, any Claims relating to, or arising out of any aspect of McAuliffe's employment with General Physics or his work for the Company or the Parent, or the termination of such employment, including, but not limited to:

     (a) any and all Claims of breach of the Employment Agreement, wrongful discharge or equitable estoppel;

     (b) any and all Claims for wages or employee benefits, including, but not limited to, any and all claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any federal, state or local labor or benefits law;

     (c) any and all Claims of employment discrimination on any basis, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 1981, the Maryland Human Relations Commission Act, the New York State Executive Law, the New York City Human Rights Law, and any and all claims under any other federal, state, or local civil or human rights law; and

     (d) any and all Claims for monetary recovery, including, but not limited to, separation pay, back pay, front pay, liquidated, compensatory and punitive damages, disbursements and costs,


which against the Releasees, McAuliffe or his heirs, executors or administrators, ever had, now have, or hereinafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Execution Date, provided that nothing herein shall prevent McAuliffe from enforcing the provisions of this Separation Agreement.

     18. Release by General Physics and GPS. General Physics and GPS each agrees that, in consideration of this Separation Agreement, it releases and forever discharges McAuliffe from all Claims, including, but not limited to, any Claims relating to, or arising out of any aspect of McAuliffe's employment with General Physics or his work for the Company or the termination of such employment, which against McAuliffe, General Physics or GPS ever had, now has, or hereinafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Execution Date, but only to the extent such Claims are based upon facts ("Known Facts") that are known or through the exercise of reasonable diligence should have been known by Jerome I. Feldman, Scott N. Greenberg, or Douglas Sharp, provided that nothing herein shall prevent General Physics and GPS from enforcing the provisions of this Separation Agreement.

     19. Employment Law Matters.

     (a) Knowing and Voluntary Waiver. McAuliffe agrees that this Separation Agreement constitutes a knowing and voluntary waiver of all Claims McAuliffe may have against the Releasees, or any of them, under the ADEA.

     (b) Attorney Consultation. General Physics hereby advises McAuliffe of his right to consult with an attorney prior to executing this Separation Agreement and McAuliffe expressly acknowledges that he has thoroughly reviewed this Separation Agreement with his attorney, Ronald W. Taylor, Esq. of Venable, Baetjer and Howard, LLP.

     (c) Time to Consider. McAuliffe acknowledges that General Physics has provided him a period of at least 21 days in which to consider this Separation Agreement before executing this Separation Agreement. McAuliffe acknowledges that his execution of this Separation Agreement at any time prior to the end of the 21-day period that General Physics gave him to consider this Separation Agreement was on a knowing and voluntary basis. Any such waiver by McAuliffe of his right to consider this Separation Agreement for at least 21 days was due to McAuliffe's belief that he had ample time in which to consider and understand this Separation Agreement and in which to review this Separation Agreement with his attorney.

     (d) Rights of the EEOC. McAuliffe acknowledges that this Separation Agreement may not affect the rights and responsibilities of the Equal Employment Opportunity Commission ("EEOC") to enforce the ADEA, or other employment discrimination statutes, or be used to justify interfering with the protected right of McAuliffe to file a charge or participate in an investigation or proceedings conducted by the EEOC. In the event that the EEOC pursues any claim against the Company with respect to matters arising up to the Execution Date, McAuliffe waives all rights to personally receive damages, benefits or relief of any kind, including, but not limited to reinstatement, back pay or front pay, from the claim, provided this sentence shall not apply to any successful claim made by McAuliffe that his waiver of his ADEA claim was not knowing and voluntary.

     (e) Effective Date. This Separation Agreement will not become effective until the eighth day following the Execution Date (the "Effective Date"). During the seven days immediately after the Execution Date, McAuliffe may revoke this Separation Agreement by delivering a signed letter stating his intention to revoke this Separation Agreement to Jerome I. Feldman, Chairman and CEO, General Physics Corporation, 9 West 57th Street, New York, New York 10019. The revocation letter must be received by Mr. Feldman on or before the seventh day after the Execution Date to be effective.

     20. No Suits.

     (a) McAuliffe represents and warrants that he has never commenced or filed and covenants and agrees never to commence, file or in any way prosecute or cause to be commenced or prosecuted against the Releasees or any of them, any action, lawsuit, charge, complaint or other proceedings, whether administrative, judicial, legislative or otherwise (collectively, "Actions"), including, but not limited to, any Action for damages, attorneys' fees, disbursements, costs or equitable relief, based upon or seeking relief on account of actions or failures to act by the Releasees which may have occurred or failed to occur prior to the Execution Date. McAuliffe further represents that he will not aid, abet or assist in any manner whatsoever any other third party in filing, pursuing or maintaining any such Action against any of the Releasees, except if compelled to do so by valid legal process or if otherwise required to do so by law. McAuliffe agrees that in the event he files or commences any Action of any kind in breach of this Separation Agreement, or voluntarily assists any third party do the same, he shall pay all of the attorneys' fees, expenses and costs incurred by Releasees in responding to such Action.

     (b) General Physics and GPS each represents and warrants that it has never commenced or filed against McAuliffe, any Action, including, but not limited to, any Action for damages, attorneys' fees, disbursements, costs or equitable relief, based upon or seeking relief on account of actions or failures to act by McAuliffe which may have occurred or failed to occur prior to the Execution Date. General Physics and GPS each covenants and agrees never to commence, file or in any way prosecute or cause to be commenced or prosecuted against McAuliffe, any Action, including, but not limited to, any Action for damages, attorneys' fees, disbursements, costs or equitable relief, based upon or seeking relief on account of actions or failures to act by McAuliffe which may have occurred or failed to occur prior to the Execution Date, other than Actions which (i) are not based on Known Facts and (ii) relate to a material breach of McAuliffe's fiduciary duties. General Physics and GPS each further represents that it will not aid, abet or assist in any manner whatsoever any other third party in filing, pursuing or maintaining any such Action against McAuliffe, except if compelled to do so by valid legal process or if otherwise required to do so by law. General Physics and GPS each agrees that in the event it files or commences any Action of any kind in breach of this Separation Agreement, or voluntarily assists any third party do the same, it shall pay all of the attorneys' fees, expenses and costs incurred by McAuliffe in responding to such Action.

     21. Non-Admission of Wrongdoing. This Separation Agreement shall not in any way be construed as an admission by the Company or the Parent of any liability, or of any unlawful, discriminatory, or otherwise wrongful acts whatsoever against McAuliffe or any other person.


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     22. Acknowledgment of Full Payments. McAuliffe acknowledges and agrees that the Company and the Parent have paid to him all of the salary, commissions, bonuses and accrued vacation pay through the Execution Date and that the Company and the Parent owe no salary, commissions, bonuses, vacation pay, employee benefits, separation payments or other compensation or payments of any kind or nature, other than (a) compensation with respect to the period prior to the Execution Date that is payable in the ordinary course on a payroll date that is after the Execution Date and (b) as provided in this Separation Agreement.

     23. Permanent Severance of Employment. McAuliffe acknowledges and agrees that neither the Company nor the Parent shall have any affirmative obligation to employ him and that failure to do so will not be deemed retaliation in violation of any statute or rule of law.

     24. Opportunity to Cure. If either party shall breach any provision of this Separation Agreement and such breach is curable, a breach shall not be deemed to have occurred for purposes of this Separation Agreement unless (a) the other party shall give the breaching party notice of such breach and (b) such breach is not cured within five business days of receipt of such notice.

     25. No Right of Offset or Set-Off. Neither party shall be entitled to exercise a right of offset or set-off with respect to a Claim against the other party in the absence of a judicial determination of a court of competent jurisdiction establishing the validity of such Claim.

     26. Entire Contract. This Separation Agreement sets forth the entire agreement between McAuliffe and General Physics and supersedes in its entirety the Employment Agreement and any and all other prior agreements, understandings or representations relating to McAuliffe's employment or its cessation or the subject matter hereof. McAuliffe represents that in entering this Separation Agreement he does not rely on any statement or fact not set forth herein. This Separation Agreement may not be modified or amended or any term or provision waived or discharged except in writing, signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

     27. Severability. Should any provision of this Separation Agreement be declared or determined by a court to be illegal or invalid, the court shall have the power to modify this Separation Agreement so that it conforms with prevailing law and the validity of the remaining parts, terms, or provisions shall not be affected thereby. If any provision of this Separation Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative, in whole or in part, for any reason by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement shall not effect adversely any other provision of this Separation Agreement, which shall remain in full force and effect and be enforced in accordance with its terms.


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     28. Governing Law, Jurisdiction and Place of Suit. This Separation
Agreement shall be interpreted, construed, and enforced pursuant to the laws of the State of Maryland, without giving any effect to principles of conflict of laws. McAuliffe agrees that any dispute arising out of the interpretation or application of this Separation Agreement or his cessation of employment will be filed in a court located within the State of Maryland, having jurisdiction over the subject matter of the action.

     29. Construction/Captions. This Separation Agreement will not be construed against any party on the ground that it was the drafter of this Separation Agreement or any particular provision. All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     30. Notices. Any notice to be given hereunder will be deemed sufficient if given in writing and delivered personally, via overnight delivery service with proof of delivery, or by certified mail, return receipt requested, to General Physics at 9 West 57th Street, New York, New York 10019, Attn: Jerome I. Feldman, Chairman and CEO, with a copy to Robert J. Hasday, Esq., Duane Morris LLP, 380 Lexington Avenue, New York, New York 10168, and to McAuliffe at 4035 Log Trail Way, Reisterstown, Maryland 21136, with a copy to Ronald W. Taylor, Esq., Venable, Baetjer and Howard, LLP, 1800 Mercantile Bank & Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, or in either case to such other person(s) or address(es) as either party may notify the other in writing.

     31. Successors; Binding Agreement.

     (a) McAuliffe may not assign this Separation Agreement or any part hereof without the prior written consent of General Physics, provided that nothing herein shall preclude one or more beneficiaries of McAuliffe from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled under his will or, in the case of intestacy, to his estate. The term "beneficiaries," as used herein, shall mean a beneficiary or beneficiaries so designated to receive any such amount or if no beneficiary has been designated, the legal representative of McAuliffe (in the event of his incompetency) or McAuliffe's estate.

     (b) In the event of the death of McAuliffe, General Physics shall pay to the estate or other legal representative of McAuliffe the amounts specified in this Separation Agreement.

     (c) General Physics shall not sell all or substantially all of its assets unless the purchaser agrees to assume the obligations of General Physics under this Separation Agreement and to perform all of the obligations of General Physics hereunder.

     (d) This Separation Agreement shall inure to the benefit of and be binding upon General Physics and its successors and assigns and McAuliffe and his personal or legal representatives, executors, administrators, permitted assigns, heirs, distributees, devisees and legatees, and shall inure to the benefit of the Releasees and their respective successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees.


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     32. Legal Fees. Not later than the later of (a) the Effective Date and (b)
five days after receiving an invoice therefor, General Physics shall pay to McAuliffe (by check payable to Venable, Baetjer and Howard, LLP) all legal fees (not to exceed $15,000) incurred by McAuliffe in connection with his review and negotiation of the terms and conditions of this Separation Agreement.

     33. D&O Insurance. The Company shall provide directors and officers liability insurance coverage for McAuliffe to the same extent that it covers other former directors and officers of the Company.

     34. Acknowledgment. McAuliffe expressly acknowledges, represents and warrants that he (a) has carefully read this Separation Agreement; (b) fully understands the terms, conditions and significance of this Separation Agreement, including the fact that it includes a release of known and unknown ADEA (i.e., age discrimination) and other claims; (c) has had ample time to consider this Separation Agreement; (d) has been advised by General Physics to consult with an attorney concerning this Separation Agreement; (e) has had a full opportunity to review this Separation Agreement with his attorney, Ronald W. Taylor; and (f) has executed this Separation Agreement voluntarily, knowingly, and with such advice of counsel as he has deemed appropriate.

      IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the day and year first above written.


     John C. McAuliffe                         Date     September 3, 2002



GENERAL PHYSICS CORPORATION


By:  Jerome I. Feldman                         Date     September 3, 2002
     Chairman and Chief Executive Officer



GP STRATEGIES CORPORATION (As to Sections 18 and 20(b) only)


By: Jerome I. Feldman                          Date     September 3, 2002
    Chairman and Chief Executive Officer

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